UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 15

                  CERTIFICATION AND NOTICE OF TERMINATION
                    OF REGISTRATION UNDER SECTION 12(g)
                  OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                      Commission File Number: 0-14550



                       NEW ENGLAND COMMUNITY BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                       c/o Webster Financial Corporation
                                 Webster Plaza
                              Waterbury, CT 06702
                                 (203) 753-2921
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, $.10 par value per share
            (Title of each class of securities covered by this Form)

                                      None

             (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)   /x/                  Rule 12h-3(b)(1)(i)    / /
   Rule 12g-4(a)(1)(ii)  / /                  Rule 12h-3(b)(1)(ii)   / /
   Rule 12g-4(a)(2)(i)   / /                  Rule 12h-3(b)(2)(i)    / /
   Rule 12g-4(a)(2)(ii)  / /                  Rule 12h-3(b)(2)(ii)   / /
                                              Rule 15d-6             / /

     Approximate number of holders of record as of the certification or
     notice date:   0


     Pursuant to the requirements of the Securities Exchange Act OF 1934, New England Community Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: February 10, 2000                By:  /s/ Peter J. Swiatek
                                            Peter J. Swiatek
                                            Controller
                                            Webster Financial Corporation,
                                            as successor to New England
                                            Community Bancorp, Inc.